EXHIBIT 99

Consolidated Graphics

NEWS RELEASE

Contact: Mary K. Collins

Senior Vice President

(713) 529-4200

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                    BRIDGETOWN PRINTING OF PORTLAND, OREGON

     HOUSTON, TX (June 19, 1996) - Consolidated Graphics, Inc. (Nasdaq/NM:COGI) today announced that it has completed the acquisition of Bridgetown Printing Co. of Portland, Oregon. Bridgetown Printing has served the area since 1902 and is one of the largest commercial printers in Portland. It provides sheet-fed printing services to a wide variety of businesses on four presses with up to six-color capability. The company will continue to operate under its current name and existing management.

     Commenting on the announcement, Joe R. Davis, chairman and chief executive officer of Consolidated Graphics, Inc., said, "Bridgetown Printing's excellent reputation for quality craftsmanship is supported by its full range of presses. Its highly capable workforce is headed by Ron Brown, president, and Kathy Hanson, vice president-sales and marketing. Like our other companies, they are committed to providing outstanding service to their more than 300 customers. Bridgetown has substantial growth potential, and we are committed to expanding its customer service capabilities.

     "The Bridgetown transaction is our first acquistion to close in fiscal 1997. This important acquisition represents our second entry into the Pacific Northwest and our first into Portland. These companies provide us with a solid presence in this vibrant, growing region."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. With the completion of the acquisitions of Garner Printing and Eagle Press, Consolidated Graphics will operate printing companies in a total of eleven markets: Dallas, Denver, Des Moines, Houston, Phoenix, Portland, Sacramento, San Antonio, San Diego, Seattle and Tulsa.

                                     -END-

Consolidated Graphics, Inc.

2210 West Dallas Street

Houston, Texas 77019

(713) 529-4200